O’Reilly Auto Parts

Professional Parts People

March 21, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of O'Reilly Automotive, Inc. to be held at the Clarion Hotel, Ballrooms 1 and 2, 3333 South Glenstone Avenue, Springfield, Missouri 65804 on Tuesday, May 9, 2006, at 10:00 a.m. local time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David E. O'Reilly                                                                                                                                                                                                                          Chairman of the Board

O'REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

_________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 9, 2006

_________________________________________

Springfield, Missouri

March 21, 2006

The Annual Meeting of Shareholders of O'Reilly Automotive, Inc. (the “Company”), will be held on Tuesday, May 9, 2006, at 10:00 a.m., local time, at the Clarion Hotel, Ballrooms 1 and 2, 3333 South Glenstone Avenue, Springfield, Missouri 65804, for the following purposes:

(1)	To elect three Class I Directors, each to serve for a three-year term; and
(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2006; and
(3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, MO 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for 10 days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you to mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close on Monday, May 8, 2006, at 11:59 p.m. Eastern Standard Time.

A copy of the Company's Annual Shareholders' Report for fiscal year 2005 accompanies this notice.

By Order of the Board of Directors,

Tricia Headley

Secretary

O'REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

________________________________

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of O'Reilly Automotive, Inc. (the Company), for use at the Annual Meeting of the Company's shareholders to be held at the Clarion Hotel, Ballrooms 1 and 2, 3333 South Glenstone Avenue, Springfield, Missouri 65804, on Tuesday, May 9, 2006, at 10:00 a.m., local time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed envelope or vote via telephone or Internet using the instructions on the proxy, and the shares represented thereby will be voted in accordance with your wishes. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 21, 2006.

Solicitation of proxies is being made by the Company and will be made primarily by mail. The cost of solicitation of proxies will be borne by the Company and will also include reimbursement paid to brokerage firms and others for their reasonable out-of-pocket expenses of forwarding solicitation materials to their principals.

Our principal executive office is located at 233 South Patterson, Springfield, Missouri 65802.

REVOCABILITY OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at the principal office of the Company of such revocation at any time prior to the voting of the proxy.

RECORD DATE

Shareholders of record at the close of business on February 28, 2006 will be entitled to vote at the Annual Meeting.

ACTION TO BE TAKEN UNDER PROXY

All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the shareholders’ directions specified in the proxy. If no such directions have been specified by marking the appropriate squares in the accompanying proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)

FOR the election of Charles H. O’Reilly Jr., John Murphy and Ronald Rashkow, named herein as nominees for Class I Directors of the Company, to hold office until the annual meeting of the Company's shareholders in 2009 and until his successor has been duly elected and qualified; and

(2)	FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006; and
(3)	According to their judgement on the transaction of such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. The shareholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he would be unable or unwilling to serve as a Director. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

VOTING SECURITIES AND VOTING RIGHTS

On February 28, 2006, there were 112,425,511 shares of Common Stock outstanding, which constitute all of the outstanding shares of the voting capital stock of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, including the election of Directors.

A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each person nominated for Director. Shares present at the meeting but which abstain or are represented by proxies that are marked "WITHHOLD AUTHORITY'' with respect to the election of any person to serve on the Board of Directors will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such proxies will have the same effect as a vote against the nominee as to which such abstention or direction applies. Shares not present at the meeting will not affect the election of Directors.

The vote required for the other proposals described in this Proxy Statement and for any other matter properly brought before the meeting will be the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal unless Missouri law or the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws require a greater vote. Shares present at the meeting that abstain (including proxies that deny discretionary authority on any matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter.

While counted for quorum purposes, shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares) as to one or more matters to be voted on shall not be deemed represented at the meeting for purposes of such matter or matters and, therefore, will have no effect thereon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 28, 2006, with respect to each person (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	9,404,720 (1)	8.4%

Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, Utah 84111	7,855,185 (2)	7.0%

George S. Loening 380 Lafayette Street, 6th Floor New York, New York 10003	7,579,818 (3)	6.7%

(1)

As reflected on such beneficial owner’s Schedule 13G/A dated February 14, 2006, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 9,404,720 shares reported, Price Associates claimed sole voting power of 1,988,540 shares, no shared voting power, sole dispositive power of 9,404,720 shares and no shared dispositive power.

(2)

As reflected on such beneficial owner’s Schedule 13G/A dated February, 14, 2006, provided to the Company in accordance with the Exchange Act. Wasatch claimed sole voting power of 7,855,185 shares, no shared voting power, sole dispositive power of 7,855,185 shares and no shared dispositive power.

(3)

As reflected on the Schedule 13G/A filed jointly by George S. Loening, Select Equity Group, Inc. (“Select”) and Select Offshore Advisors, LLC (“Select Offshore”) dated February 14, 2006, provided to the Company in accordance with the Exchange Act. Mr. Loening is the controlling shareholder of Select and Select Offshore and claimed sole voting power of 7,579,818 shares, no shared voting power, sole dispositive power of 7,579,818 shares and no shared dispositive power.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth, as of February 28, 2006, the beneficial ownership of each current Director (including the nominees for Director), each of the executive officers named in the Summary Compensation Table set forth herein and the executive officers and Directors as a group, of the outstanding common stock. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Charles H. O'Reilly, Jr. (b)	1,088,428	1.0%
David E. O'Reilly (c)	3,456,566	3.1%
Lawrence P. O'Reilly (d)	1,153,922	1.0%
Rosalie O'Reilly-Wooten (e)	2,321,289	2.1%
Jay D. Burchfield (f)	98,000	*
Joe C. Greene (g)	18,800	*
Paul R. Lederer (h)	75,000	*
John Murphy (i)	10,000	*
Ronald Rashkow (j)	10,000	*
Ted F. Wise (k)	654,162	*
Greg Henslee (l)	398,592	*
James R. Batten (m)	186,241	*
Jeff Shaw (n)	256,645	*
All Directors and executive officers as a group (16 persons) (o)	10,225,510	9.1%

*less than 1%

(a)

With respect to each person, assumes the exercise of all stock options held by such person that are exercisable currently or within 60 days of February 28, 2006 (such options being referred to hereinafter as "currently exercisable options").

(b)

The stated number of shares includes 615,590 shares held by the Charles H. O’Reilly, Jr. Revocable Trust, and 472,838 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his children.

(c)

The stated number of shares includes 736,638 shares held through the David E. O’Reilly Revocable Trust, 2,150,440 shares controlled by Mr. O'Reilly as trustee of a trust for the benefit of his children, 6,988 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee and 562,500 shares subject to currently exercisable options.

(d)	The stated number of shares includes 1,153,922 shares held by the Lawrence P. O’Reilly Revocable Trust.
(e)

The stated number of shares includes 1,331,671 shares held by the Rosalie O’Reilly-Wooten Revocable Trust, 983,316 shares controlled by Ms. Wooten as trustee of a trust for the benefit of her children and 6,302 shares held in the O’Reilly Automotive Savings Plus Plan with SunTrust Bank as trustee.

(f)	The stated number of shares includes 8,000 shares directly owned by Jay D. Burchfield and 90,000 shares subject to currently exercisable options.
(g)	The stated number of shares includes 8,000 shares directly owned by Joe C. Greene, 800 shares owned by Mr. Greene’s spouse and 10,000 shares subject to currently exercisable options.
(h)	The stated number of shares includes 5,000 shares directly owned by Paul R. Lederer and 70,000 shares subject to currently exercisable options.
(i)	The stated number of shares includes 10,000 shares subject to currently exercisable options owned by John Murphy.
(j)	The stated number of shares includes 10,000 shares subject to currently exercisable options owned by Ronald Rashkow.
(k)

The stated number of shares includes 141,452 shares held by a revocable trust of which Ted Wise, as the sole trustee, has sole voting and investing power, 8,610 shares held in the O'Reilly Employee Savings Plus Plan with SunTrust Bank as trustee, 388,100 shares subject to currently exercisable options and 116,000 shares held of record by a revocable trust of which Mr. Wise's spouse, as the sole trustee, has sole voting and investment power.

(l)

The stated number of shares includes 19,820 shares jointly owned by Greg Henslee and his spouse, 4,392 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as Trustee, 11,280 shares held in the O’Reilly Automotive Employee Stock Purchase Plan with UMB Bank, N.A. as trustee and 363,100 shares subject to currently exercisable options.

(m)

The stated number of shares includes 1,424 shares directly owned by James R. Batten, 6,317 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as Trustee and 178,500 shares subject to currently exercisable options.

(n)

The stated number of shares includes 17,640 shares directly owned by Jeff Shaw, 615 shares held in the O’Reilly Employee Stock Purchase Plan, 2,472 shares held in the O’Reilly Employee Savings Plus Plan with SunTrust Bank as Trustee, 418 shares awarded by the Company’s Performance Incentive Plan and 235,500 shares subject to currently exercisable options.

(o)	Includes currently exercisable options to purchase a total of 2,390,700 shares held by the Company’s Directors and executive officers as a group.

PROPOSAL 1–ELECTION OF CLASS I DIRECTORS

Information About The Nominees And Directors Continuing in Office

The Company's Amended and Restated Bylaws and Restated Articles of Incorporation, currently provide for three classes of Directors, each class serving for a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class II and Class III Directors expire in 2007 and 2008, respectively. The Board of Directors has nominated Charles H. O’Reilly, Jr., John Murphy and Ronald Rashkow, who are current Class I Directors, for a term expiring at the Company’s annual shareholders meeting in 2009.

The following table lists the principal occupation for at least the last five years of each of the nominees and the present Directors continuing in office, his or her present positions and offices with the Company, the year in which he or she first was elected or appointed a Director (each serving continuously since first elected or appointed unless otherwise stated), his or her age and his or her directorships in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted).

Name	Age	Principal Occupation	Service as Director Since

Directors Continuing in Office—Class I (To Be Elected to Serve a Three-Year Term Expiring in 2009)
Charles H. O’Reilly, Jr.	66	Retired from active Company management, February 2002. Vice-Chairman of the Board since August 1999; Chairman of the Board from March 1993 to August 1999; President and Chief Executive Officer of the Company from 1975 to March 1993.	1966

John Murphy	55	President and Chief Financial Officer of Accuride Corporation, 1998 to present. Executive Vice President, Administration/Chief Financial Officer/Corporate Secretary of North American Stainless, Inc. 1994 to 1997.	2003

Ronald Rashkow	65	Principal of RPMS, Inc., an investment banking services firm. Member of the advisory Board of Hilco Trading Co. Founder of Handy Andy Home Improvement Centers and a founding principal of Chapman Partners, LLC. Founder and Chairman of Yoffi Fine Jewelry, a direct selling organization. General partner in several commercial shopping centers and properties.	2003
Directors Continuing in Office – Class II (Term Expiring in 2007)
Lawrence P. O’Reilly	59	Retired from active Company management, February 2003; Vice- Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993. Director of St. Johns Hospital since January 2000; Director of Drury University since June 1993; Chairman of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005.	1969

Rosalie O’Reilly-Wooten	64	Retired from active Company management, February 2002. Executive Vice President of the Company from March 1993 to February 2002 where she managed Telecommunications, Risk Management and Human Resources. Currently serving on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board and Missouri Council for the Arts Board.	1980

Joe C. Greene	69	Partner in the law firm of Husch & Eppenberger, LLC, Director of Bass Pro, Inc., Director of Ozarks Coca-Cola Bottling Co., Director of Missouri Sports Hall of Fame, Executive Secretary of Missouri Golf Association and Director of Commerce Bank, N.A.; Mr. Greene has been engaged in the private practice of law for more than 40 years.	1993
		Nominees for Director – Class III (Term Expiring in 2008)
David E. O’Reilly	56	Chairman of the Board from February 2005 to current; Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; Vice President of the Company from 1975 to March 1993.	1972

Jay D. Burchfield	59	Chairman of the Board and Director of Trust Company of the Ozarks since April 1998; Director of Primary Care Network since January 1998; Director of Quest Capital Alliance since January 2002; Director of The Beer Company since January 2003. Mr. Burchfield’s career has spanned more than 30 years in the banking and financial services industry.	1997

Paul R. Lederer	66	Retired October 1998; Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of the following companies: MAXIMUS, R & B, Inc. and Proliance. Mr. Lederer had been a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001.	2001

The Board of Directors recommends a vote “FOR” each of the Class I nominees.

INFORMATION CONCERNING BOARD OF DIRECTORS

Determination of Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be “independent,” as defined in Rule 4200 (a)(15) of the National Association of Securities Dealers listing standards (the “NASD Rule”). Under the NASD Rule, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its directors under the NASD Rule. During this review, the Board considered transactions and relationships between each director or any member of his or her family and the Company. The Board has determined that Messrs. Murphy, Lederer, Rashkow, Burchfield and Greene are independent under the NASD Rule.

Family Relationships

Charles H. O’Reilly, Jr., Rosalie O’Reilly-Wooten, Lawrence P. O’Reilly and David E. O’Reilly are siblings.

Lead Director

The Corporate Governance/Nominating Committee nominated Paul R. Lederer to serve as Lead Director. The Board of Directors has approved this nomination.

Board and Committee Meetings; Corporate Governance

During fiscal year 2005, four regularly scheduled meetings of the Board of Directors were held. During such year, each Director attended (i) 100% of the total number of meetings of the Board of Directors held during the period for which he or she has served as a Director, and (ii) at least 89% of the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is comprised solely of independent directors in accordance with the Nasdaq Stock Market Listing Qualifications. Charters for each committee are available on the Company’s website at www.oreillyauto.com, and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 862-2674.

The Audit Committee currently consists of Messrs. Murphy (Chairman), Lederer and Rashkow. The Board has determined that each member of the Audit Committee is “independent” pursuant to the NASD Rule, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy, a member of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of our financial controls and fiscal policy and directs changes to financial policies or procedures as appropriate. During fiscal year 2005, nine Audit Committee meetings were held.

The Compensation Committee consists of Messrs. Burchfield (Chairman), Lederer and Rashkow. The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the establishment and administration of the policies which govern the annual compensation of the Company’s executive officers. The Compensation Committee also administers the Company’s stock option and other benefit plans. During fiscal year 2005, four Compensation Committee meetings were held.

The Corporate Governance/Nominating Committee consists of Messrs. Greene (Chairman), Murphy and Burchfield. The principal purposes of the committee are: (1) to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company’s annual meeting of shareholders; (2) to take a leadership role in shaping the Company’s corporate governance policies and to issue and implement the Corporate Governance Principles of the Company; (3) to develop and coordinate annual evaluations of the Board, its committees and its members; and (4) to adhere to all legal standards required by the Securities and Exchange Commission and The Nasdaq National Market. During fiscal year 2005, three Corporate Governance/Nominating Committee meeting were held. Our Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of director candidates recommended by shareholders. All candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committeee, are evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees.

A shareholder who desires to nominate one or more persons for election as directors shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement. Such notice shall set forth: (a) the name and address of record of the shareholder who intends to make the nomination; (b) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (c) the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee; (d) a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder; (e) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the Securities and Exchange Commission; and (f) the written consent of each proposed nominee to being so named and to serve as a director of the Company. The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes (a) a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission and Nasdaq applicable to the Board and each of its committees; (b) depth and breadth of experience within the Company’s industry and otherwise; (c) outside time commitments; (d) special areas of expertise; (e) accounting and finance knowledge; (f) business judgment; (g) leadership ability; (h) experience in developing and assessing business strategies; (i) corporate governance expertise; (j) risk management skills; and (k) for incumbent members of the Board, the past performance of the incumbent director.

Certain Business Relationships

Joe C. Greene, a director of the Company and a member of the Corporate Governance/Nominating Committee, is a partner in the law firm of Husch & Eppenberger, LLC, which has provided legal services to the Company and is expected to provide legal services to the Company in the future. We believe that the terms of the legal services provided by Mr. Greene are no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Compensation of Directors

In 2005, the Company paid an annual fee of $20,000, plus $2,000 per board meeting to each non-employee Director. The Company also reimburses Directors for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. Directors' fees in the aggregate amount of $140,000 were paid during 2005.

The Company also maintains a Directors' Stock Option Plan, providing for an automatic annual grant (on April 22 or the first business day thereafter) to each director who is not an employee of the Company of a non-qualified stock option to purchase 5,000 shares of Common Stock at a per share exercise price equal to the fair market value of the Common Stock on the date the option is granted. Director stock options expire immediately upon the date on which the optionee ceases to be a director for any reason or seven years after the date on which the option is granted, whichever first occurs. Director stock options vest fully six months after the date of grant. Each of the Company's five non-employee directors in 2005 were granted options during the year to purchase 5,000 shares of Common Stock under the Company's Directors' Stock Option Plan at an exercise price of $23.495 per share.

Annual Meeting

It is our policy that members of the Board of Directors are not required to attend the Annual Meeting of Shareholders. All members of the Board of Directors attended the Company’s 2005 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

The following information is given for the fiscal years ended December 31, 2005, 2004 and 2003, concerning annual and long-term compensation for services rendered to the Company and its subsidiaries for the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (other than the Chief Executive Officer) during fiscal year 2005.

Summary Compensation Table

					Long Term Compensation Awards

		Annual Compensation
					Restricted
					Stock	Securities	All Other
Name and Principal Position	Year	Salary ($)(a)	Bonus ($)	Other ($)	Awards ($)(b)	Underlying Options(#)(c)	Compensation ($)(d)

David E. O’Reilly Chairman of the Board	2005 2004 2003	800,000 787,500 750,000	567,000 399,375 281,500	- - -	- - -	95,000 78,750 75,000	16,922 19,402 17,063

Greg Henslee Chief Executive Officer and Co-President	2005 2004 2003	450,000 430,500 410,000	206,640 145,550 102,500	- - -	- - -	60,000 43,050 41,000	10,509 11,334 7,768

Ted F. Wise Chief Operating Officer and Co- President	2005 2004 2003	450,000 430,500 410,000	206,640 145,550 102,500	- - -	- - -	60,000 43,050 41,000	11,754 11,845 11,125

James R. Batten Executive Vice-President of Finance and Chief Financial Officer	2005 2004 2003	235,000 210,000 190,000	100,800 67,450 47,500	- - -	- - -	38,500 21,000 19,000	6,713 6,946 6,523

Jeff Shaw	2005	148,500	19,433	-	12,375	7,500	4,880
Senior Vice-	2004	140,000	18,578	-	9,688	-	4,701
President of Store	2003	127,500	17,000	-	8,991	15,000	4,501
Operations and Sales

(a)	Includes portion of salary deferred at named executive’s election under the Company’s Profit Sharing and Savings Plan.
(b)

Shares awarded to Mr. Shaw under the PIP include 472 shares for fiscal year 2003, having a per share fair market value of $19.05 on the day awarded, for an aggregate value of $8,991 and 394 shares for fiscal year 2004, having a per share fair market value of $24.59 on the day awarded, for an aggregate value of $9,688. As of December 31, 2005, Mr. Shaw owned in the aggregate, 708 of such shares having an aggregate value of $22,663. All shares awarded under the PIP vest in equal installments over a three-year period commencing on the first anniversary of the award and are based on the achievement of certain performance goals. No dividends are paid on shares of restricted stock.

(c)	See “Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values” tables for additional information with respect to these options.
(d)

"All Other Compensation" for the year ended December 31, 2005, includes primarily (i) Company contributions of $16,406, $10,329, $11,237, $6,593 and $4,760 to its Profit Sharing and Savings Plan made on behalf of David E. O'Reilly, Greg Henslee, Ted Wise, James R. Batten and Jeff Shaw, respectively.

Information as to Stock Options

The following table provides certain information concerning options to purchase Common Stock granted pursuant to the Company’s 2003 Incentive Plan during the 2005 fiscal year to the named executive officers.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in 2005	Exercise Price Per Share($)	Expiration Date	Grant Date Present Value($)(2)
David E. O’Reilly	80,000 (1)	4.1%	23.20	02/03/15	631,000
	15,000 (1)	0.8%	24.84	04/06/15	125,000

Ted F. Wise	45,000 (1)	2.3%	23.20	02/03/15	355,000
	15,000 (1)	0.8%	24.84	04/06/15	125,000

Greg Henslee	45,000 (1)	2.3%	23.20	02/03/15	355,000
	15,000 (1)	0.8%	24.84	04/06/15	125,000

James R. Batten	23,500 (1)	1.2%	23.20	02/03/15	185,000
	15,000 (1)	0.8%	24.84	04/06/15	125,000

Jeff Shaw	7,500 (1)	0.4%	24.84	04/06/15	62,000

(1) Stock options become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. On October 28, 2005, the Board of Directors of the Company accelerated the vesting of all unvested stock options previously awarded to employees and executive officers. This acceleration included the option grants shown in the above table. The Board of Directors imposed restrictions on any shares received through the subsequent exercise of an accelerated option. These restrictions prevent the sale of any stock obtained through exercise of an accelerated option prior to the earlier of the original vesting date or the individual’s termination of employment.

Stock option grants awarded after October 28, 2005 are not subject to the acceleration and will become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant.

(2) The Company used a Black-Scholes model of option valuation to determine grant date present value. Calculations for the named executive officers are based on a four-year option term, which reflects the Company’s expectation that its options, on average, will be exercised within four years of grant. Other assumptions used for the valuations are: risk free rate of return of 4.25%; annual dividend yield of 0%; and volatility of .358.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Number of Securities Underlying Options Exercised (#)	Value Realized($)	Number of Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David O’Reilly	120,000	$2,446,152	562,500	--	$9,193,188	$--
Ted Wise	--	$--	388,100	--	$6,563,704	$--
Greg Henslee	30,000	$563,690	363,100	--	$6,029,860	$--
Jim Batten	10,000	$157,858	178,500	--	$2,790,790	$--
Jeff Shaw	90,000	$2,149,404	235,500	--	$5,095,055	$--

(1) Represents the market value of the underlying Common Stock on December 31, 2005, less the aggregate exercise price.

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David E. O'Reilly. Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually, and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement's term. Pursuant to his agreement, Mr. O’Reilly has agreed for so long as he is receiving payments thereunder to refrain from disclosing information confidential to the Company or engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company.

The Company has also entered into written retirement agreements with David E. O'Reilly, Lawrence P. O'Reilly, Charles H. O'Reilly, Jr. and Rosalie O’Reilly-Wooten. Such agreements, as amended and which are in substantially identical form, provide for each of the foregoing executive officers to be employed as a consultant upon retirement, for a period of ten years at a yearly salary of $125,000, adjusted annually three percent for inflation and payable in equal monthly payments. The agreements also provide for each officer to receive medical benefits, death and disability benefits, as well as the use of a car.

Lawrence P. O’Reilly, Charles H. O’Reilly, Jr. and Rosalie O’Reilly-Wooten have retired from the Company and currently receive payments under the retirement agreements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer or an employee of the Company or any of its subsidiaries.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might be incorporated by reference in future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated into any such filings.

General

The Compensation Committee of the Board of Directors is responsible for recommending to the Board of Directors, a compensation package and specific compensation levels for the executive officers of the Company. Additionally, the Compensation Committee establishes policies and guidelines for other benefit programs and administers the award of stock options under the Company's 2003 Incentive Plan. The Compensation Committee is composed of three independent members of the Board of Directors.

Policy

The Compensation Committee's policy, with respect to executive compensation, is to provide the executive officers of the Company with a total compensation package which is competitive and equitable and which encourages and rewards performance based in part upon the Company's performance in terms of increases in share value. The key components of the Company's compensation package for its executive officers are base salary, annual cash bonuses and long-term, stock-based incentives.

Base Salary

The annual base salary of each executive officer is set to bring them in line with base compensation then being paid by the Company's competitors for executive management, based upon the Compensation Committee's review of, among other things, compensation data for comparable companies and positions. The Compensation Committee believes that the Company's principal competitors for executive management are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising The Nasdaq Retail Trade Stock Price Index included in this Proxy Statement. The base salaries of the executive officers were increased in 2005 to reflect increases in the Consumer Price Index from 2004 to 2005, increases in responsibilities due to the Company’s growth and to align executive compensation with comparable companies and positions.

Bonuses

The Compensation Committee has established a bonus plan for the Chairman of the Board, Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer of the Company based upon objective criteria. Under this bonus plan, these executive officers of the Company each will receive a bonus based upon a percentage of their respective base salary for the attainment of certain performance goals for the Company. Such performance goals are designed to address multiple facets of financial performance, including sales performance, operating income performance, financial returns and various balance sheet measures. Actual Company performance in each of these areas is compared to the targets pre-determined by the Compensation Committee, in order to determine the bonus amount achieved by each executive officer. The bonuses to be awarded to all other senior management of the Company are based upon each individual's contribution, responsibility and performance during the year as well as the attainment of certain performance goals for the Company.

Long-Term Incentives

The Company offers long-term incentives for senior executives in the form of stock option awards. Stock options may be awarded to the Chief Executive Officer, the other individual executive officers and upper and middle managers by the Board of Directors, based upon, in the case of the Chief Executive Officer and other executive officers, the recommendation of the Compensation Committee.

It is the stock option program which links rewards to the achievement of long-term corporate performance. In determining whether and how many options should be granted, the Compensation Committee may consider the responsibilities and seniority of each of the executive officers, as well as the financial performance of the Company and other factors as it deems appropriate, consistent with the Company's compensation policies.

The Chairman of the Board, Chief Executive Officer, Chief Operating Officer and the Chief Financial Officer of the Company can receive option grants annually in an amount determined by the Compensation Committee. The Compensation Committee has also established specific target awards governing the receipt, timing and size of option grants to other individuals based upon the respective individual’s level of responsibility within the Company.

CEO Compensation

The base salary of David E. O'Reilly, the Chairman of the Board of Directors of the Company, was established under his employment agreement dated January 1, 1993, and the criterion to be achieved for his bonus was determined by the Compensation Committee in February 2005, based upon a percentage of his base salary for the attainment of certain performance goals for the Company. This cash bonus will be paid to the Chairman of the Board during 2006. The cash bonus to be earned by the Chairman of the Board in 2006 will be based upon performance goals to be determined by the Compensation Committee.

The base salary of Greg Henslee, the Chief Executive Officer of the Company, and the criterion to be achieved for his bonus was determined by the Compensation Committee in February 2005. The bonus is based upon a percentage of his base salary for the attainment of certain performance goals for the Company. This cash bonus will be paid to the Chief Executive Officer during 2006. The cash bonus to be earned by the Chief Executive Officer in 2006 will be based upon performance goals to be determined by the Compensation Committee.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF

O'REILLY AUTOMOTIVE, INC.

Jay D. Burchfield
Chairman of the Compensation Committee

Paul R. Lederer
Member of the Compensation Committee

Ronald Rashkow
Member of the Compensation Committee

Audit Committee Report

The Audit Committee functions pursuant to a written charter, which may be viewed on our website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2005, financial statements, the Audit Committee:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005; and
•

discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of American Institute of Certified Public Accountants; and

•

received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
O’REILLY AUTOMOTIVE, INC.

John Murphy

Chairman of the Audit Committee

Paul R. Lederer

Member of the Audit Committee

Ronald Rashkow

Member of the Audit Committee

Transactions with Management and Others

The Company leases 70 store locations (three of such locations are no longer occupied, but remain subject to a lease agreement) from one of two real estate investment partnerships and a limited liability corporation formed by the O'Reilly family. David E. O’Reilly, Lawrence P. O’Reilly, Charles H. O’Reilly, Jr. and Rosalie O’Reilly-Wooten, their spouses, children and grandchildren each hold a beneficial interest in such partnerships or the limited liability company. The Company has entered into separate master lease agreements with each of the affiliated real estate investment partnerships and the limited liability company for the store locations covered thereby. The master leases generally provide for payment of a fixed base rent, payment of certain tax, insurance and maintenance expenses, and an original term of six years, subject to one or more renewals at the Company's option. The original term of the master lease agreements with the real estate investment partnerships expired in December 2004 and has been renewed by modifications to the master lease agreements that extend the term of the lease for each individual property under the lease. The terms of these modifications expire on dates ranging from March 31, 2008 to December 31, 2019. The term of the master lease with the limited liability company expires on either December 31, 2013 or August 31, 2016. The total aggregate rent payments paid by the Company to the partnerships and the limited liability company was $3,380,000 in fiscal 2005. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Performance Graph

Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return of a $100 investment on December 31, 2000, in the Company's Common Stock against The Nasdaq United States Stock Market Total Return Index and The Nasdaq Retail Trade Stocks Total Return Index, assuming reinvestment of all dividends.

Measurement Period (Fiscal Year Covered)	O’Reilly Automotive, Inc.	Nasdaq Retail Trade Stocks	Nasdaq U.S. Stock Market
12/00	100	100	100
12/01	136	138	79
12/02	95	117	55
12/03	144	164	82
12/04	168	207	89
12/05	239	209	91

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations with respect to the timely filing of all reports required to be filed, we believe that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 2005 with the following exception (in which such person has not timely reported one transaction on Form 4, resulting in one late filing of such Form 4): Charles H. O’Reilly Jr., sold shares held under direct ownership and shares held under indirect ownership on May 5, 2005 that was not reported until May 18, 2005

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2006, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of our Bylaws, our other governing documents, Missouri or federal law or The Nasdaq National Market listing requirements require shareholder ratification of the selection of Ernst & Young LLP as our independent auditors. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders.

Fees Paid to Independent Auditors

The following is a summary of fees billed by Ernst & Young LLP for audit and other professional services during the year ended December 31:

	2005	2004
Audit Fees:
Consists of fees and expenses billed for the audit of O’Reilly’s consolidated financial statements for such year and for the review of O’Reilly’s quarterly reports on Form 10-Q and reviews and reports relating to internal control over financial reporting	$869,191	$927,720
Audit-Related Fees:
Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plan, and consultations regarding restructuring of the Company’s synthetic lease arrangement and assistance in documenting internal control policies and procedures over financial reporting	12,920	165,160
Tax Fees:
Consists of fees and expenses billed for tax advisory services, including compliance and planning	91,460	85,347
All Other Fees	$--	$--
Total Fees	$973,571	$1,178,227

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee, after review and discussion with Ernst & Young LLP of the preceding information, determined that the provision of these services was compatible with maintaining Ernst & Young LLP’s independence.

Ratification of Independent Auditors

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

The Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for the year ending December 31, 2006.

ANNUAL SHAREHOLDERS' REPORT

The Annual Shareholders' Report of the Company for fiscal 2005 containing, among other things, audited consolidated financial statements of the Company, accompanies this Proxy Statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2007 Annual Meeting and included in the Company's proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by November 22, 2006. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, the Company's Amended Bylaws require that such proposals must be submitted, not later than February 9, 2007, and not earlier than January 9, 2007.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with our Board of Directors, specific individual directors or the independent directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the Company’s address appearing on the first page of this proxy statement or via e-mail through our website at www.oreillyauto.com. Such communication will be directed to the intended director, group of directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or Annual Report is being delivered to multiple shareholders, sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the Proxy Statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the Proxy Statement or Annual Report, you may call us at (417) 862-6708, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the Proxy Statement or Annual Report may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, filed by the Company with the Securities and Exchange Commission.

A copy of the Company’s Annual Report on Form 10-K for fiscal year 2005 (as filed with the Securities and Exchange Commission), including financial statements and financial statement schedules (excluding exhibits), is available to shareholders without charge, upon written request to O'Reilly Automotive, Inc., 233 South Patterson, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors

Tricia Headley

Secretary

Springfield, Missouri

March 21, 2006

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the Clarion Hotel, 3333 South Glenstone Avenue, Springfield, Missouri on Tuesday, May 9, 2006, at 10:00 a.m. Central Time.

2005 HIGHLIGHTS

•	13th Consecutive Year of Record Revenues and Earnings
•	18.8% Increase in Sales to $2.05 Billion
•	7.5% Comparable Store Product Sales
•	221 New Stores Opened
•	Net Income of $164.3 Million

__________________________________________________________________________________________________

PROXY

O’REILLY AUTOMOTIVE, INC.

Annual Meeting of Shareholders – Tuesday, May 9, 2006

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David E. O’Reilly, Lawrence P. O’Reilly and Charles H. O’Reilly, Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), held by the undersigned on February 28, 2006, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 9, 2006, at 10:00 a.m. Central Time in Springfield, Missouri or at any adjournment or postponement thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ACTIONS OR PROPOSALS.

O’REILLY AUTOMOTIVE, INC.	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 8, 2006. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number, which is located below to obtain your records and to create an electronic voting instruction form.

        VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 8, 2006. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

__________________________________________________________________________________________________

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

O’REILLY AUTOMOTIVE, INC.

The Board of Directors recommends a vote FOR the following actions or proposals (as described in the accompanying Proxy Statement).

Election of Directors			For	Withhold	For All	To withhold authority to vote,
			All	All	Except	mark “For All Except” and write the
1.	Proposal to elect Class I Directors (three-year term).					nominee’s number on the line below.
	01)	Charles H. O’Reilly, Jr.	_____	_____	_____
	02)	John Murphy				___________________________
	03)	Ronald Rashkow

Vote on Proposal	For	Against	Abstain

2.	Ratification of apppointment of Ernst & Young, LLP	_____	_____	_____
as independent auditors.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please sign exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)